Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249890

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated April 2, 2021)

TATTOOED CHEF, INC.

43,177,741 Shares of Common Stock
181,067 Warrants to Purchase Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the “Selling Securityholders” sections of the Company’s prospectus dated April 2, 2021 (as supplemented or amended from time to time, the “Prospectus”), to reflect recent activity in the Company’s securities that have occurred since April 2, 2021. Capitalized terms not defined in this supplement have the definitions ascribed to them in the Prospectus.

The Prospectus as supplemented by this prospectus supplement relates to the resale by certain selling securityholders named in the Prospectus from time to time up to 43,177,741 shares of our common stock, par value $0.0001 per share, and warrants to purchase of up to 181,067 shares of common stock, consisting of:

●	up to 2,832,432 shares of common stock held by the Sponsor’s members as a result of either (i) the distribution of Founders Shares to the Sponsor’s members or (ii) the exercise of Private Placement Warrants that were a constituent part of the units and subsequently distributed to the Sponsor’s members;
●	up to 181,067 Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;
●	up to 181,067 shares of common stock issuable upon exercise of the Private Placement Warrants; and
●	up to 40,164,424 shares of common stock held by other Selling Securityholders of the Company, which includes the 34,370,329 shares issued on October 15, 2020 to stockholders of Ittella Parent as part of the Merger consideration pursuant to the Merger Agreement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TTCF.” On June 8, 2021, the closing price of our common stock was $23.20 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2021

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

●	up to 2,832,432 shares of common stock held by the Sponsor’s members as a result of either (i) the distribution of Founders Shares to the Sponsor’s members or (ii) the exercise of Private Placement Warrants that were a constituent part of the units and subsequently distributed to the Sponsor’s members;
●	up to 181,067 Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;
●	up to 181,067 shares of common stock issuable upon exercise of the Private Placement Warrants; and
●	up to 40,164,424 shares of common stock held by other Selling Securityholders of the Company, which includes the 34,370,329 shares issued on October 15, 2020 to stockholders of Ittella Parent as part of the Merger consideration pursuant to the Merger Agreement.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder, the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 81,938,668 shares of common stock outstanding as of June 8, 2021.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may further amend or supplement the Prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” in the Prospectus for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock			Warrants to Purchase Common Stock
Name	Number Beneficially Owned as of June 8, 2021	Number Beneficially Owned After Offering(1)	Percent Owned After Offering(1)	Number Beneficially as of June 8, 2021	Number Beneficially Owned After Offering	Percent Owned After Offering
Salvatore Galletti(2)	31,420,522	4,935	*	—	—	—
Stephanie Dieckmann(3)	500,000	—	—	—	—	—
Pizzo(4)	1,500,000	—	—	—	—	—
UMB Capital Corporation	4,673,655	—	—	—	—	—
Brian Cohn	28,012	—	—	—	—	—
Robert Green	41,626	—	—	—	—	—
Bruce E. Roberts(6)	5,203	—	—	2,081	—	—
Final Word Investments LLC(7)	28,875	—	—	13,875	—	—
Boris Investment Trust(8)	2,181,400	—	—	34,685	—	—
D Hirsch TTEE Mustang Partners LLC 401K Plan	6,938	—	—	—	—	—
David Koenig(9)	48,562	—	—	13,875	—	—
The Naxos Trust(10)	213,676	—	—	61,050	—	—
Gary Taffet(11)	6,938	—	—	6,938	—	—
Gerald B. Shreiber	34,687	—	—	—	—	—
Gilbert Nathan(12)	18,875	—	—	13,875	—	—
Jeffrey Keizer(13)	9,642	—	—	3,469	—	—
Jeffrey and Ann Nachbor(14)	30,812	—	—	—	—	—
FMTC FBO John Casey Roth IRA	20,812	—	—	—	—	—
The Lind Family Trust	7,808	—	—	—	—	—
Lewis Holdings LLC	3,000	—	—	—	—	—
Mark Pollack	2,204	—	—	—	—	—
Marjorie and Kenneth Roshkoff	5,204	—	—	—	—	—
Mitchell Kaneff(15)	13,875	—	—	13,875	—	—
The Neil Goldberg 1995 Irrevocable Trust	63,250	—	—	—	—	—
Peter A. Nussbaum	11,016	—	—	—	—	—
Katzman Family Trust u/a/d 5/20/2008(16)	30,352	—	—	8,672	—	—
Richard Katzman(17)	26,180	—	—	8,672	—	—
Steven Berns(18)	10,204	—	—	—	—	—
Steven Manket	1,500	—	—	—	—	—
MK 2016 Trust(19)	50,000	—	—	—	—	—
West Branch Investors, LLC(20)	100,000	—	—	—	—	—
William Harrison (21)	480,000	—	—	—	—	—
Grant Garbers(21)	595,000	—	—	—	—	—
Ellis Wasson(22)	500,000	—	—	—	—	—
Timothy McCloskey Trustee The McCloskey Trust	52,032	—	—	—	—	—
Geoffrey Garth(23)	250,000	—	—	—	—	—
Daniel Williamson(23)	257,471	7,471	*	—	—	—

*       Less than 1.0%

(1)	The securities registered for sale include the Founders Shares, shares held by other Selling Securityholders, the Private Placement Warrants, and the common stock underlying the Private Placement Warrants (together, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all. The Selling Securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Securities will have been sold by the Selling Securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 81,938,668 shares of common stock outstanding as of June 8, 2021, assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the Selling Securityholders.

(2)	Includes 654,312 shares held by Project Lily, LLC, over which Mr. Galletti has voting and investment power with respect to securities held by this entity.

(3)	Ms. Dieckmann is the Company’s Chief Financial Officer, Chief Operating Officer, and Secretary.

(4)	Giuseppe Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo. Mr. Bardari is the President of Ittella Italy.

(6)	Shares of common stock comprise 3,122 shares of common stock and 2,081 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(7)	Shares of common stock comprise 15,000 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(8)	Shares of common stock comprise 2,146,715 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Mr. Boris is one of the beneficiaries of this trust. David Boris is a member of the board of directors of the Company.

(9)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(10)	Shares of common stock comprise 152,626 shares of common stock and 61,050 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(11)	No shares of common stock and 6,398 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(12)	Shares of common stock comprise 5,000 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(13)	Shares of common stock comprise 6,173 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(14)	Mr. Nachbor was a director of Forum prior to the Closing.

(15)	No shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(16)	Shares of common stock comprise 10,508 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman is the grantor of this trust. Mr. Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(17)	Shares of common stock comprise 13,008 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(18)	Mr. Berns was a director of Forum before the Closing and was Chairman of Forum’s Audit Committee.

(19)	Marshall Kiev is the grantee of this trust. Mr. Kiev was a director of Forum prior to the Closing.

(20)	Marshall Kiev is the managing member of this entity. Mr. Kiev was a director of Forum prior to the Closing.

(21)	150,000 shares obtained from Salvatore Galletti in a private transaction.

(22)	500,000 shares obtained from Salvatore Galletti in a private transaction.

(23)	250,000 shares obtained from Salvatore Galletti in a private transaction.

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